                            SCHEDULE 14A INFORMATION


     PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant []

Check the appropriate box:

[]       Preliminary Proxy Statement                             [ ] Confidential.  For use of the
[X]      Definitive Proxy Statement                                  Commission Only (as permitted by Rule 14a-6(e)(2))
[]       Definitive Additional Materials
[]       Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         ALABAMA NATIONAL BANCORPORATION
                (Name of Registrant as Specified in Its Charter)

                   -------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No Fee Required.

[] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[]       Fee paid previously with preliminary materials.

[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                                 April 2, 1997



To the Stockholders of Alabama National BanCorporation:

You are invited to attend the 1997 Annual Meeting of Stockholders of Alabama National BanCorporation, which will be held at the principal office of the Company, 1927 First Avenue North, Birmingham, Alabama, on Thursday, April 24, 1997 at 10:00 a.m., CDT. Formal notice of the Annual Meeting, a Proxy Statement, and a form of proxy accompany this letter.

Also enclosed is the Company's 1996 Annual Report to Stockholders.

Information about the meeting and the various matters on which the Stockholders will act is included in the Notice of Meeting and Proxy Statement which follow. Please carefully consider the enclosed Proxy Statement and execute and return your proxy so that the Company may be assured of the presence of a quorum at the Annual Meeting. A postage prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy will be of great assistance in reducing the expense of subsequent mailings. If you attend the Annual Meeting, and so elect, you may withdraw your proxy and vote in person.

                                             Sincerely,

                                            /s/ John H. Holcomb, III
                                            -------------------------

                                            John H. Holcomb, III
                                            Chairman of the Board and
                                            Chief Executive Officer

                       ALABAMA NATIONAL BANCORPORATION
                           1927 FIRST AVENUE NORTH
                          BIRMINGHAM, ALABAMA  35203

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 24, 1997

TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Alabama National BanCorporation ("ANB") will be held at 10:00 a.m., local time, on Thursday, April 24, 1997, at National Bank of Commerce of Birmingham, 1927 First Avenue North, Birmingham, Alabama 35203, for the following purposes:

         1. To elect 11 directors of ANB to serve until the next annual meeting of Stockholders and their successors are elected and qualified; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has set March 28, 1997 as the record date for the Annual Meeting. Only stockholders of record of ANB's common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting.

         The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

         Details concerning those matters to come before the Annual Meeting are provided in the accompanying Proxy Statement. A copy of ANB's Annual Report to Stockholders for the year ended December 31, 1996 is enclosed. We hope you will find it informative.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED, STAMPED ENVELOPE PROVIDED. RETURNING YOUR PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND TO VOTE YOUR SHARES IN PERSON.

                                             By order of the Board of Directors,

                                             /s/ Kimberly Moore
                                             ------------------
                                             Kimberly Moore
                                             Secretary
                                             April 2, 1997

                       ALABAMA NATIONAL BANCORPORATION
                           1927 FIRST AVENUE NORTH
                          BIRMINGHAM, ALABAMA 35203

                               PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 24, 1997


SOLICITATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alabama National BanCorporation, a Delaware bank holding corporation ("ANB"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, April 24, 1997, at National Bank of Commerce of Birmingham ("NBC"), 1927 First Avenue North, Birmingham, Alabama 35203, or at any adjournment or postponement thereof. The Proxy Statement and Proxy Card are first being mailed to the stockholders of ANB on or about April 2, 1997.

         ANB will bear the cost of the solicitation of proxies. ANB will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, ANB may also use its officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

         The Board of Directors has set March 28, 1997, as the record date for the Annual Meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 14, 1997, there were 6,515,418 shares of the common stock of ANB, par value $1.00 per share ("ANB Common Stock"), outstanding with each stockholder entitled to one vote in person or by proxy for each share of ANB Common Stock on all matters properly to come before the Annual Meeting.

         Please sign, date and return the Proxy in the enclosed envelope so the Common Stock you own will be voted in accordance with your wishes. If you desire to revoke your Proxy, you may do so either by attending the Annual Meeting in person or by delivering written notice of revocation so that it is received by ANB or its transfer agent, AmSouth Bank of Alabama, on or before April 23, 1997. The address for AmSouth Bank is 730 AmSouth/Harbert Plaza, 1901 Sixth Avenue North, Birmingham, Alabama 35203, Attention: Corporate Trust Division.


                            ELECTION OF DIRECTORS

GENERAL

         The Board of Directors of ANB has nominated 11 persons for election as directors to serve until the next annual meeting of stockholders and their successors are elected and qualified.

         The persons named in the enclosed Proxy Card have advised that, unless a contrary direction is indicated on the enclosed Proxy Card, they intend to vote the shares appointing them as proxies in favor of the nominees named herein. If any of the nominees should be unable to serve, and the Board of

Directors does not anticipate this will occur, the proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. Vacancies that occur on ANB's Board of Directors may be filled by the remaining directors until the next annual meeting of stockholders.

         Although ANB's Certificate of Incorporation provides for 15 directors, only 11 persons have been nominated to serve on the Board of Directors. When National Commerce Corporation ("NCC") and Commerce Bankshares, Inc. ("CBS") were merged into ANB effective December 29, 1995 (the "Merger"), ANB's Certificate of Incorporation was amended to provide for 15 directors in order to allow NCC to appoint eight of the 15 directors. The current Board of Directors believes that a Board of Directors of 11 persons is practical and efficient. The Board of Directors has no current intention to fill the four vacancies on the Board of Directors prior to the next annual meeting although circumstances could necessitate the appointment of additional directors in the future. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named.

NOMINATION FOR ELECTION

         Below is a description of each of the persons whom the Board of Directors has nominated for election as a director of ANB at the 1997 Annual Meeting to serve until the next annual meeting of Stockholders and his successor has been elected and qualified. The stock ownership with respect to each nominee for election as a director is set forth in the table entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

         T. MORRIS HACKNEY, 65, has served as director of ANB since December, 1995. Mr. Hackney is currently Chairman and Chief Executive Officer and a director of Citation Corporation where he has served since 1975.

         JOHN H. HOLCOMB, III, 45, has served as President, Chief Operating Officer and a director of ANB since December 1995. Effective April 30, 1996, Mr. Holcomb became Chairman of the Board and Chief Executive Officer of ANB upon the resignation of James A. Taylor, Sr. Mr. Holcomb served as President and Chief Executive Officer of NBC since July 1990, and as President and Chief Executive Officer, and a director, of CBS since its incorporation in April 1995. CBS was merged into ANB effective December 29, 1995.

         JOHN D. JOHNS, 45, has served as a director of ANB since December
1995. Mr. Johns is currently the President and Chief Operating Officer of Protective Life Corporation and has served in such capacity since August 1996. From 1993 until 1996, Mr. Johns was Executive Vice President and Chief Financial Officer of Protective Life Corporation. From 1989 until 1993, Mr. Johns was Vice President and General Counsel of Sonat, Inc.

         C. PHILLIP MCWANE, 39, has served as a director of ANB since December 1995. Mr. McWane has served as the President of McWane, Inc. since December 1995, and was Executive Vice President of McWane, Inc. from 1991 until December 1995.

         JOHN J. MCMAHON, JR., 54, has not previously served as a director of ANB. Mr. McMahon is currently the Chairman of the Board of McWane, Inc. and has served in such position since December 1995. From 1980 until 1995, Mr. McMahon was President of McWane, Inc. Mr. McMahon also serves as a director of John H. Harland Co. and Protective Life Corporation, and he has served as a director of NBC since 1979.

         WILLIAM D. MONTGOMERY, 48, has served as a director of ANB since October, 1996, when Mr. Montgomery was appointed to a newly created position on ANB's Board of Directors following the closing and pursuant to the provisions of the Agreement and Plan of Merger by which ANB acquired FIRSTBANC. Prior to the merger of ANB and FIRSTBANC, Mr. Montgomery served as the Chairman of the Board of FIRSTBANC. Mr. Montgomery is a certified public accountant and is a partner with the firm of Johnson, Montgomery and Associates, P.A. where he has worked since 1974.

         DRAYTON NABERS, JR., 56, has served as a director of ANB since December 1995. Mr. Nabers has served as Chairman and Chief Executive Officer of Protective Life Corporation since August of 1996, as Chairman, President and Chief Executive Officer of Protective Life Corporation from 1994 to 1996, as President and Chief Executive Officer of Protective Life Corporation from 1992 to 1994, and as President and Chief Operating Officer of Protective Life Corporation from 1982 to 1993. Mr. Nabers also serves as a director of Energen Corporation.

         VICTOR E. NICHOL, JR., 50, has served as a director of ANB since December 1995. Effective April 30, 1996, Mr. Nichol became President and Chief Operating Officer of ANB to fill the vacancy created upon the promotion of Mr. Holcomb. From December 1995 to April 30, 1996, Mr. Nichol served as Executive Vice President of ANB. Mr. Nichol is currently the Executive Vice President and Chief Financial Officer of NBC and has served in such position since 1994. From 1992 to 1993, Mr. Nichol was President and Chief Executive Officer of Secor Bank. Prior to 1992, Mr. Nichol served as Senior Executive Vice President and head of Corporate Banking at AmSouth Bank.

         RONALD W. ORSO, M.D., 51, has served as a director of ANB since 1988. Dr. Orso practices in the field of obstetrics and gynecology in Birmingham, Alabama, and is the Chairman of the Department of Obstetrics and Gynecology at Birmingham Baptist Medical Center Montclair.

         G. RUFFNER PAGE, JR., 37, has served as a director of ANB since December 1995. Mr. Page is currently a Vice President of McWane, Inc. and has served in such position since 1994. Mr. Page served as Executive Vice President and Senior Loan Officer at NBC from 1990 to 1993. Mr. Page serves as a director of Protective Investment Company.

         W. STANCIL STARNES, 48, has served as a director of ANB since December 1995. Mr. Starnes is currently the senior partner in the law firm of Starnes & Atchison. Mr. Starnes earned a doctor of jurisprudence from Cumberland School of Law in 1972.


THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN
FAVOR OF THE DIRECTORS RECOMMENDED BY THE NOMINATING COMMITTEE AND NOMINATED BY THE BOARD OF DIRECTORS.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Bylaws of ANB provide for four standing committees of the Board of
Directors: the Executive Committee; the Nominating Committee; the Audit Committee and the Compensation Committee. The Executive Committee has the authority to exercise the full power of the Board of

Directors, except that the Executive Committee may not approve any merger, consolidation or sale of substantially all of the assets of ANB, approve any amendment to ANB's Certificate of Incorporation or ByLaws, appoint any members of any committee of the Board of Directors or declare any dividend or distribution.

         The Nominating Committee meets annually to nominate persons for election as directors of ANB at the Annual Meeting of the Stockholders. The Nominating Committee met in February 1997 to recommend nominees for the election of such nominees at the 1997 Annual Meeting of the Stockholders. No formal procedures whereby individual stockholders can submit recommendations of persons to be considered for nomination as a director of the Company have been instituted. However, the committee would consider any such recommendations made to it in writing on a timely basis.

         The Audit Committee recommends to the Board of Directors the appointment of independent auditors to audit the books, records and accounts of ANB and each subsidiary bank (the "Banks"); discusses with the independent auditors the plan and scope of their examination of the books and records of ANB and the Banks and reviews the results thereof prior to publication; reviews all recommendations made by the independent auditors regarding accounting methods used and the system of internal controls utilized by ANB and advises the Board of Directors with respect thereto. The Audit Committee met three times in 1996.

         The Compensation Committee is authorized to recommend to the Board of Directors from time-to-time the compensation to be paid to all officers, directors and committee members ("Executive Compensation") of ANB. Executive Compensation may include, but is not limited, to, salary, bonus, performance share awards, other annual compensation and any mixture thereof as the Compensation Committee deems appropriate in light of the performance of ANB. During 1996, the Compensation Committee served as the Performance Committee pursuant to the ANB Performance Share Plan, which Plan was approved by ANB stockholders at the 1996 Annual Meeting of Stockholders. The Compensation Committee met three times in 1996.

         During 1996, Messrs. Holcomb, Nichol, Page and McWane served on the Executive Committee; Messrs. McWane, Nabers, Holcomb and Dr. Muse served on the Nominating Committee; Drs. Muse, Orso and Andrews and Messrs. Starnes and Kent served on the Audit Committee; and Messrs. Johns, Hackney, Nabers and Starnes and Dr. Orso served on the Compensation Committee. Other than Mr. Johns, none of the incumbent directors attended less than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he served. The ANB Board of Directors met six times in 1996.

SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires ANB's officers and directors, and persons who beneficially own more than 10% of ANB's Common Stock ("Section 16 Insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Section 16 Insiders are required by the SEC regulations to furnish ANB with copies of all SEC forms required under Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a) Forms"). Based solely on a review of the Section 16(a) Forms as furnished to ANB, ANB believes that for the period from January 1, 1996 through December 31, 1996, all Section 16 Insiders filed their Section 16(a) Forms in a timely manner, except that Dr. Andrews and Dr. Muse each filed one Form 4 late.

REMUNERATION OF MANAGEMENT

         Summary of  Compensation

         The following table sets forth a summary of the compensation paid or accrued during each of the last three fiscal years with regard to (i) ANB's Chief Executive Officer and (ii) each other executive officer of ANB whose salary and bonus was more than $100,000 per year (collectively the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                              Annual Compensation                              Long-Term Compensation
                              -------------------                              ----------------------
                                                                                            Securities
                                                            Other                             Under-
                                                           Annual         Restricted           Lying                         All
  Name and                                                 Compen-           Stock           Options/       LTIP            Other
  Principal                      Salary       Bonus        sation          Award(s)            SARs        Payouts      Compensation
  Position            Year         ($)         ($)           ($)              ($)               (#)          ($)             ($)
  --------            ----         ---         ---           ---              ---               ---          ---             ---
James A. Taylor,      1996     $100,000    $ 45,000     $61,566(3)          ---                ---           ---     $1,487,756(4)
Chairman and CEO(1)   1995      287,500     172,500      79,615(3)          ---                 34,167       ---        557,275(4)
                      1994      406,830      79,761      68,728(3)          ---                 68,333       ---        112,838(4)

John H., Holcomb, III,1996     $205,000    $112,500       ---           $10,686(6)              ---        $49,688      $ 9,762(8)
Chairman and CEO(1)   1995      160,000     200,000       ---               ---                 ---          ---          8,197
                      1994      160,000     125,000       ---            71,310(7)                           ---          8,941

Victor E. Nichol, Jr. 1996     $185,000    $ 90,000       ---           $10,686(6)              ---        $39,750       $4,497(8)
President and CEO     1995      145,000     175,000       ---                                   ---          ---          4,514
                      1994      145,000      75,000       ---            71,310(7)              21,131       ---           ---

Frank W. Whitehead,   1996     $128,750     $19,296     $36,176(5)          ---                  ---         ---       $172,630(9)
C.P.A., Treasurer,    1995      128,750      19,296      55,106(5)          ---                  6,833       ---           ---
Executive Vice        1994      123,947      18,000      34,883(5)          ---                 27,333       ---           ---
President and CFO(2)



(1) In November 1994, Mr. Taylor entered into an employment agreement with ANB pursuant to which he agreed to serve as Chairman of the Board and CEO of ANB and Chairman of each of the ANB Banks (the "Taylor Agreement"). The Taylor Agreement provided for certain payments to be made to Mr. Taylor, and certain rights to Mr. Taylor to terminate the Taylor Agreement, in the event of a "change in control" of ANB. The Merger resulted in a "change of control" for purposes of the Taylor Agreement, and Mr. Taylor and ANB terminated the Taylor Agreement effective April 30, 1996, pursuant to an Agreement dated as of that date (the "Taylor Separation Agreement"). Upon Mr. Taylor's termination of employment, Mr. Holcomb was selected as Chairman of the Board and Chief Executive Officer. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(2) Mr. Whitehead entered into an employment agreement with ANB effective March 1, 1995, which provided for his employment as Chief Financial Officer, Executive Vice President and Treasurer until March 1, 1998 (the "Whitehead Agreement"). Mr. Whitehead died in February, 1997, and the Whitehead Agreement terminated. The Whitehead Agreement provided for a salary of $128,750 with the right to receive a bonus of up to 15% of the base salary. The Whitehead Agreement also provided Mr. Whitehead the right to participate in ANB's stock option plan and retirement plan.

(3) Includes payments by ANB for life insurance premiums on policies owned by Mr. Taylor in the amount of $35,921 in 1996, $35,921 in 1995, and $35,679 in
1994. Also includes director and other fees of $8,800 in 1996, $34,500 in 1995 and $16,100 in 1994.

(4) Mr. Taylor is a party to four deferred compensation agreements with three bank subsidiaries of ANB which provide for payments in the aggregate of up to $125,000 per year to Mr. Taylor or his designated beneficiary or estate for a period of fifteen (15) years beginning April 1, 1997. The present value of the benefits under these agreements accrued by these banks totaled $128,431 in 1996, $126,926 in 1995 and $112,838 in 1994. Pursuant to the Taylor Separation Agreement, those defined compensation arrangements were continued beyond Mr. Taylor's termination of employment. Also included in this compensation category for Mr. Taylor are payments totaling $860,692 relating to the agreement by Mr. Taylor to cancel certain future stock option grant rights due to Mr. Taylor under the Taylor Agreement (the "Taylor Option Cancelation Payment"). The Taylor Option Cancelation Payment was paid in two installments, $430,346 being paid in each of 1995 and 1996. In 1996, pursuant to the Taylor Separation Agreement, ANB made a one-time cash severance payment to Mr. Taylor of $380,316, made a single payment of $375,000 as consideration for a Consulting Agreement with a term of two years, and recorded a charge in 1996 for a life insurance contract with a cash surrender value of $173,663 given to Mr. Taylor. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(5) Includes director and other fees in 1996 of $33,500, in 1995 of $41,700 and in 1994 of $18,900.

(6) Redistribution of 507 shares of restricted stock previously granted under the CBS Long Term Incentive Compensation Plan (the "CBS Plan") to another employee upon such employee's termination.

(7) Restricted stock award under the CBS Plan valued at $50,310, plus a one-time bonus of $21,000 to cover tax obligations associated with the issuance of such restricted stock. At December 31, 1996 the shares subject to such award, plus the shares described in footnote (6), had a market value of $134,013. These shares are subject to restrictions on transfer until August 31, 1999. These restrictions also provide that no dividends will be paid on such stock.

(8) The amounts shown in this column for Messrs. Holcomb and Nichol represent ANB contributions to the ANB 401(k) Retirement Plan in the amount of $2,000 each, and amounts contributed and accrued under the NBC Pension Plan totaling $7,762 for Mr. Holcomb and $2,497 for Mr. Nichol. See "Defined Benefit Plan" under this caption.

(9) As provided for in the Whitehead Agreement, ANB paid Mr. Whitehead $172,630 during 1996 for the elimination of any future option grants after January 1, 1996.

         Stock Options Granted

         As a result of the Merger, ANB assumed the CBS Plan. The ANB Board of Directors, upon recommendation of the Compensation Committee, terminated the ANB 1994 Stock Option Plan and the CBS Plan on April 25, 1996. No option grants were made in 1996 under the ANB 1994 Stock Option Plan or under the CBS Plan. The table below represents options previously granted to the named executive officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES
                      ---------------------------------

                                                                                                   Value of
                                                                     Number of Shares             Unexercised
                                                                  Underlying Unexercised     in-the-Money Options
                                 Number Shares                       Options at Fiscal        at Fiscal Year-End
                                  Acquired on         Value        Year-End Exercisable/         Exercisable/
       Name                        Exercise         Realized           Unexercisable           Unexercisable(1)
                                   --------         --------           -------------           ----------------
James A. Taylor                     10,000          $27,500              92,500/0                 $614,364/0

John H. Holcomb, III                  -0-              N/A               0/35,217                 0/$425,104

Victor E. Nichol, Jr.                 -0-              N/A               0/21,131                 0/$254,952

Frank W. Whitehead                    -0-              N/A               34,166/0                 $244,288/0

(1) Based on $17.75 per share, the average sale price reported by NASDAQ on December 31, 1996.

         Long-Term Incentive Plans

          LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR(1)
          ---------------------------------------------------------


                                                                     Estimated Future Payouts under Non-Stock
                                             Performance or                    Price-Based Plans
                            Number of      Other Period Until     ----------------------------------------------
                        Shares, Units or      Maturation or       Threshold            Target            Maximum
Name                    Other Rights (#)         Payout               #                   #                 #
----------------------------------------------------------------------------------------------------------------
James A. Taylor                -0-                 N/A               N/A                 N/A               N/A
John H. Holcomb, III      3,000 shares         Four years           1,500               3,000             5,100
Victor E. Nichol, Jr.     2,400 shares         Four years           1,200               2,400             4,080
Frank W. Whitehead             -0-                 N/A               N/A                 N/A               N/A


(1) On July 1, 1996, the Compensation Committee approved the award of Performance Share Awards under the ANB Performance Share Plan to certain senior officers including the grants to Messrs. Holcomb and Nichol
detailed above. See "COMMITTEE   REPORT  ON  EXECUTIVE   COMPENSATION"  for  a
description of the Performance Share Plan and a description of the formula to be applied in determining amounts payable.

         Defined Benefit Plan

                              PENSION PLAN TABLE
                              ------------------


      AVERAGE ANNUAL
       REMUNERATION                                            Years of Service
       ------------                                            ----------------
                                  15                 20               25                30               35
                                  --                 --               --                --               --

125,500....................     $24,473            $32,630          $40,788           $48,945          $57,103

150,000*...................     $29,250            $39,000          $48,750           $58,500          $68,250

*Annual compensation for purposes of the NBC Pension Plan is capped at $150,000.

         As a result of the Merger, NBC became a wholly-owned subsidiary of ANB. NBC has maintained the NBC Pension Plan for the benefit of its employees since January 1, 1982. The NBC Pension Plan pays its participants a monthly retirement income equal to 1.3% of any such participants "Average Monthly Earnings" multiplied by the number of years of continuous service to NBC of such participant. Average Monthly Earnings equals the participant's annual compensation converted to a monthly amount and then averaged over the sixty (60) months immediately preceding the participant's "Normal Retirement Date" which, if employed before January 1, 1989, is the first day of the month coinciding with or immediately preceding a participant's sixty-fifth birthday or, if first employed after January 1, 1989, is the later of the participant's sixty-fifth birthday or the first day of the month either on or next following the completion of five years of continuous service or, if earlier, five "service years." Annual Compensation means the participant's total compensation during a plan year that is reflected on such participant's W-2 Form excluding (even if includable in gross income) reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, and welfare benefits, but including salary reduction contributions (not includable in gross income) to certain plans or arrangements that may be maintained by NBC. However, regardless of a participant's actual annual compensation, each participant's annual compensation for purposes of such plan is capped at $150,000 per plan year beginning on or after January 1, 1994.

         The Summary Compensation Table reflects under the caption "All Other Compensation" the amounts accrued for the benefit of Messrs. Holcomb and Nichol under the NBC Pension Plan. Messrs. Holcomb and Nichol are the only named Executive Officers who participate in the NBC Pension Plan, and their current annual compensation and years of service attributable to each of them is as follows:

                          Current Annual Compensation  Credited Years of Service
                          ------------------------------------------------------

John H. Holcomb, III            $150,000 cap                         17
Victor E. Nichol, Jr.           $150,000 cap                          4*

* Five year vesting requirement to participate in the NBC Pension Plan. At the end of 1997, Mr. Nichol will have 4 years credited toward his vesting requirement.

     Director Compensation

     Outside Directors of ANB receive directors' fees of $6,000 per annum ($8,000 per annum for directors who do not also serve on the Board of Directors of one of ANB's subsidiary banks) and $1,000 for each Board of Directors meeting and each Committee meeting they attend and are reimbursed for all reasonable out of pocket expenses incurred in the performance of their duties as a director. Under the terms of the ANB Deferred Compensation Plan adopted in 1996, non-employee directors may voluntarily elect to defer to a specified date receipt of all or any portion of their directors' fees. Directors' fees so deferred are credited to the directors in cash or ANB Common Stock equivalents or a combination thereof. Directors who serve on the NBC
Board of Directors receive NBC directors fees of $8,000 per annum plus $200 for each NBC Board meeting and Committee meeting attended. Mr. Montgomery serves as Chairman of the First Bank of Baldwin County Board of Directors and receives $1,000 per month for director's fees.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, which establishes the compensation of the executive officers of ANB, is comprised of Dr. Orso and Messrs. Johns, Hackney, Nabers and Starnes. Mr. Carl F. Bailey served on the Compensation Committee until his resignation on April 25, 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has oversight of the compensation paid to the Chief Executive Officer and other senior officers of ANB and its subsidiaries. Total compensation for these persons is reviewed and set annually and includes three primary types of compensation: base salary, the Annual Incentive Plan, and the long-term incentive Performance Share Plan. During 1996, the Compensation Committee held three meetings. The following comments are applicable to executive officers of ANB, including the Chief Executive Officer and the named executive officers, but excluding Messrs. Taylor and Whitehead, whose compensation had been set by policies established for those individuals in 1995.

     Base Salary. Executive officers' base salaries are determined by several factors, but principally by the level of responsibilities required by the position. In addition, through the use of an outside compensation consultant during 1996, several executive and senior officer positions at other local banking companies as well as bank holding companies of comparable size were reviewed. Some of the companies are in the peer group used for the comparison group for the Performance Share Plan. Individual competence, length of time within a position, and comparisons to salaries for similar positions in other comparable companies guide the determination of the appropriate level of an employee's salary. Company performance may also be a factor in determining the amount of any base salary increase. The Committee's compensation strategy for executive officers is to pay salaries at or near the median. Performance-based cash bonus and performance share awards, when totaled, are used to provide significant performance-based compensation. Growth in earnings per share and return on average equity are the two principal measures of company performance employed by the Compensation Committee. The base salaries and incentive bonuses for Messrs. Holcomb and Nichol, each of whom is also an executive officer of NBC, are paid by NBC.

     Annual Incentive Plan. On June 6, 1996, the ANB Stockholders approved the ANB Annual Incentive Plan (the "AIP"). The AIP was established for the purpose of rewarding, retaining, and providing incentive for outstanding performance through annual bonuses for those employees who contribute most to the operating progress of ANB. The Compensation Committee sets the total amount of bonuses for each year and reviews the methodology used to determine individual bonuses. Employees are selected and individual bonuses are allotted to them by ANB's executive officers with the approval of the Chief Executive Officer. The Compensation Committee specifically reviews and approves each annual bonus paid to the executive officers, including the Chief Executive Officer.

         Each  participating  employee  is  assigned a target  bonus  percentage expressed as a percentage of each employee's salary. The target bonus percentages were set at amounts ranging from 35% to 45% for 1996 by the Compensation Committee. The target bonus percentage is established by studying average practices of certain peer banks as represented in available surveys. Bonus payments, when made, may range from 33% to 200% of the target amount. An individual's AIP bonus is based upon ANB's performance. The AIP bonus of the Chief Executive Officer and the President is based solely on ANB's performance according to a range fixed for the year by the Compensation Committee relating to certain operating earnings-per-share goals.

         The Compensation Committee believes that its administration of the AIP relates bonuses paid to the Chief Executive Officer to ANB's performance.

         Performance Share Plan. On June 6, 1996, ANB Stockholders approved the ANB Performance Share Plan (the "PSP"). The PSP is administered by the Performance Committee, which is currently composed of the members of the Compensation Committee. The overall purpose of the PSP is to promote the long term success of ANB and its subsidiaries. The PSP accomplishes this by
providing  financial incentive  to  key   employees   who  are  in  positions
to  make   significant contributions  towards  such  success.  The PSP is a key component of executive compensation, being designed to attract individuals of outstanding ability and to encourage key employees to acquire a proprietary interest in ANB, to continue employment with ANB and to render superior performance during such employment. ANB develops its Performance Share Award amounts under the PSP first by determining the average of the long term incentive opportunities provided to executives in similar positions at peer banks.

         The Performance Committee, from time to time, may select participants to receive incentive compensation awards under the Performance Share Plan ("Performance Share Awards"). Each Performance Share Award granted will generally represent one share of ANB Common Stock, unless otherwise determined by the Performance Committee, but in no event may the Performance Committee determine that a Performance Share Award equals more than 1.25 shares of ANB Common Stock. No participant may be granted, in the aggregate, Performance Share Awards which represent more than 25% of the ANB Common Stock reserved for the Performance Plan. Each Performance Share Award is awarded as of January 1 of each such year awarded, regardless of the actual date of grant ("Date of Grant").

         At the time of the Performance Committee grants of Performance Share Awards, the Performance Committee is required to fix an Award Period comprised of a number of calendar years not to exceed five (5) years. In its discretion, the Performance Committee may subdivide the Award Period into one Interim Period which is a period of calendar years chosen by the Performance Committee commencing with any Date of Grant but which is less than the Award Period.

         No Performance Share Award will be paid unless the participant meets the conditions established by the Performance Committee during the Award Period or Interim Period. The Performance Committee may prescribe different conditions for different participants. These conditions may be expressed in terms of the growth in net income per share during the Award Period, or average return on average equity in comparison with other banks and bank holding companies and/or on other reasonable bases. The

Performance Committee may also determine what percentage of the Performance Share Award will be paid and what conditions must be satisfied at the end of an Interim Period. If, at the close of any Award Period or Interim Period applicable to a Performance Share Award, the Performance Committee determines that the participant has met the conditions for payment of the Performance Share Award, then, unless otherwise directed by the Performance Committee, the Performance Share Award will be paid to the participant as promptly as possible. Generally, all payments of Performance Share Awards to participants will be made partly in shares of ANB Common Stock and partly in cash, with the cash portion being approximately equal to the amount of Federal, state and local taxes which the participant's employer, whether ANB or a subsidiary of ANB, is required to withhold on account of said payment. The Performance Committee, in its discretion, may provide for payment of cash and distribution of shares of ANB Common Stock in such other proportions as the Performance Committee deems appropriate, except that the Performance Committee must pay in cash an amount not less than the tax withholding obligation.

         The Performance Share Awards made during 1996 were dependent on an average percentile ranking of ANB's prior return on average equity ("ROAE"). A formula was developed that provides a particular grant based on the percentile level of performance as compared to a peer group of comparable banks and bank holding companies. The better the performance, the larger the grant size. Grant sizes can range from zero to two hundred percent of an average market grant. If ANB ranks in the top 25% of the peer group ROAE, then 125% of the award is earned. If ANB ranks at the top 10%, 170% of the award is earned. If ANB's performance is at the median or threshold, 50% of the award is earned. If ANB's results are below the median, no portion of the award is earned. In 1996, the Compensation Committee established that the Performance Share Awards will be paid in stock after 4 years and will include results for fiscal years 1996, 1997, 1998 and 1999.

                  Compensation Committee:

                  John D. Johns, Chairman
                  T. Morris Hackney
                  Drayton Nabers, Jr.
                  Ronald W. Orso, M.D.
                  W. Stancil Starnes

STOCK PERFORMANCE GRAPH

         The following graph is included to assess the performance of management by comparing the market value of ANB's Common Stock with other public companies and with comparable public banking companies. The graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends) to ANB's stockholders during the period from ANB's initial public offering in
November 1994 and ending on December 31, 1996, as well as an overall stock market index (NASDAQ Stock Market, U.S. Companies) and a peer group index of 21 banks, bank holding companies and thrifts which are comparable in asset size and market capitalization that have been selected by ANB ("1997 ANB Peer Group") for the period beginning November 22, 1994, and ended December 31, 1996. Additionally, since ANB used a slightly different peer group index of 21 banks, bank holding companies and thrifts as its peer group index for the 1996 Proxy Statement (the "1996 ANB Peer Group"), Securities and Exchange Commission rules require that the 1997 Proxy Statement include in its graph the 1996 ANB Peer Group as well as the 1997 ANB Peer Group so that the two peer groups may be compared.

                                                     PERIOD ENDING
                                  -------------------------------------------
Index                             11/22/94    12/31/94     12/31/95  12/31/96
-----------------------------------------------------------------------------
Alabama National BanCorporation   $100.00     $ 87.50      $137.30   $184.01
Nasdaq Total Return Index          100.00      101.54       143.59    176.63
1996 ANB Peer Group                100.00       99.45       146.62    198.85
1997 ANB Peer Group                100.00       99.83       145.45    197.32

         Of the 21 companies included in the 1996 ANB Peer Group, five are no longer in existence because of mergers or acquisitions, and are therefore not included in the calculation of stock performance of the 1996 ANB Peer Group included in the foregoing graph. The 1996 ANB Peer Group is as follows:

Bank Granite Corporation of N.C.     North Fork BanCorporation of New York, Inc.
Carolina First Corporation           Peoples Holding Company
Century South Banks, Inc.            Piedmont BanCorporation, Inc.
First United Bancshares, Inc.        Premier Bankshares Corp.
Horizon BanCorporation, Inc.         Sea Coast Banking Corporation of Florida
Jefferson BanCorporation, Inc.       Simmons 1st National Corporation
LSB Bancshares of North Carolina     Sterling BanCorporation
Leader Financial Corporation         WesBanco, Inc.


         The 1997 ANB Peer Group consists of the 16 companies included in the 1996 ANB Peer Group and the following five companies:

         ABC BanCorp
         Capital City Bancgroup, Inc.
         Independent Bancorp
         Republic Bancshares, Inc.
         Sterling Bancshares, Inc.

Because five companies could no longer be included in the peer group index, management of ANB selected the five new companies, creating the 1997 ANB Peer Group, to maintain a similar peer group size.

         Pursuant to the AIP and PSP adopted during 1996, ANB's annual incentive compensation was predominantly based upon comparisons of ANB's operating earnings per share and return on average equity (rather than total return) to that of a comparison group of companies. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 14, 1997 by (i) each person or entity known by ANB to own more than 5% of the outstanding ANB Common Stock; (ii) Named Executive Officers of ANB; (iii) each director of ANB; and
(iv) all executive officers and directors of ANB as a group.



                NAME OF BENEFICIAL OWNER                           SHARES(1)                  PERCENTAGE(1)
                ------------------------                           ---------                  -------------
PRINCIPAL STOCKHOLDERS

James R. McWane(2)(3)(13)
23 Inverness Center Parkway
Birmingham, Alabama 35242.......................................    1,528,715                      23.3%

Betty T. McMahon(4)(7)(13)......................................      394,442                       6.0%
3231 Overhill Road
Birmingham, Alabama 35223

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

John H. Holcomb, III(5)(8)(13)..................................      237,587                       3.6%

Frank W. Whitehead, C.P.A.(5)(6)................................       39,654                         *

Victor E. Nichol, Jr.(5)(13)....................................       77,985                       1.2%

James R. Andrews, M.D.(6).......................................        9,200                         *

T. Morris Hackney(9)............................................        2,817                         *

John D. Johns(10)...............................................       37,217                         *

James Mailon Kent, Jr.(6).......................................       10,612                         *

C. Philip McWane(2)(13).........................................      242,685                       3.7%

Drayton Nabers, Jr..............................................       39,217                         *

Ronald W. Orso, M.D.(11)........................................      100,500                       1.5%

G. Ruffner Page, Jr.(2)(12)(13).................................      301,422                       4.6%

W. Stancil Starnes..............................................       39,275                         *

William D. Montgomery...........................................       35,581                         *

John J. McMahon, Jr. (7)(13)(14)
(nominee for director)..........................................      317,817                       4.8%

All directors & executive officers as a group
(14 persons)....................................................    1,486,081                      22.6%


(1) Unless otherwise indicated, the named person has the sole voting and dispositive power for the shares indicated. Percentage of ownership is based on 6,565,984 shares of ANB Common Stock representing 6,515,418 shares outstanding as of March 14, 1997, and 50,566 shares underlying options held by persons listed in this table exercisable within 60 days from said date. An asterisk means less than 1%.

(2) Mr. James R. McWane is the father of C. Phillip McWane, Anna McWane and J.R. McWane, Jr. Mr. McWane disclaims beneficial ownership of any shares beneficially owned by his children and each of his children disclaim beneficial ownership of any shares held in trust for their respective benefit.

(3)      Includes 417,768 shares held by the McWane Trust for the benefit of
         C. Phillip McWane and 174,070 held by the McWane Trust for the benefit of Anna McWane. Mr. McWane is the trustee for each of these Trusts.

(4) Does not include 2,817 shares owned by Mrs. McMahon's husband, John J. McMahon, Jr., of which Mrs. McMahon disclaims beneficial ownership. Does not include 15,000 shares held in trusts for the benefit of Phillip McWane's children, of which John J.
         McMahon, Jr. is trustee.

(5) James A. Taylor was the Chairman of the Board and Chief Executive Officer of ANB as well as a director until April 30, 1996. Effective April 30, 1996, Mr. Holcomb became the Chairman of the Board and Chief Executive Officer of ANB as well as a director and Mr. Nichol became President and Chief Operating Officer of ANB as well as a director. Mr. Whitehead served as Executive Vice President of ANB as well as a director until his death in February, 1997.

(6) Includes stock options to purchase a total of 50,566 shares of ANB Common Stock which are individually held as follows: 34,166 shares by the estate of Mr. Whitehead, and 8,200 shares by each of Dr. Andrews and Mr. Kent. All such options are presently exercisable.

(7) Includes 300,000 shares held in a family partnership pursuant to which Mr. and Mrs. McMahon share the power to vote and dispose of the shares with each other, with their three children and the spouses of two of those children.

(8) Includes 194,819 shares of ANB Common Stock of which Mr. Holcomb has beneficial ownership by reason of the irrevocable proxies granted to him by James A. Taylor (189,331) and Mr. Whitehead (5,488) in accordance with agreements made in conjunction with the Merger.

(9) Does not include 37,217 shares owned of record by Mr. Hackney's wife, of which Mr. Hackney disclaims beneficial ownership.

(10) Of these shares, 6,684 shares are owned of record by Mr. Johns and 30, 533 are beneficially owned by him through his Individual Retirement Account. Does not include 1,000 shares owned by Mr. John's wife's Individual Retirement Account, 1,500 shares held for the benefit of Mr. John's wife in the James A. Dunlap Children's Trust, Nancy D. Johns Subtrust, or 2,000 shares held by Mr. John's wife as custodian for their minor child. Mr. Johns disclaims beneficial ownership of these shares.

(11) Includes 500 shares beneficially owned by Dr. Orso through his Individual Retirement Account and 100,000 shares held in a pension plan of which Dr. Orso serves as trustee.

(12) Includes 187,995 shares held by the Anna McWane Trust and 88,775 shares held by the J.R. McWane, Jr. Trust. Mr. Page is the trustee for each of these trusts. Does not include 5,000 shares owned of record by Mr. Page's wife, of which Mr. Page disclaims beneficial ownership.

(13) Each of these individuals has filed a joint Schedule 13G with the Securities and Exchange Commission to acknowledge that they are part of a group formed for the purpose of acquiring, holding, voting and disposing of more than 5% of the outstanding ANB Common Stock. These individuals have the right to vote, in the aggregate, 2,776,001 shares or 42.2% of the outstanding shares of ANB Common Stock.

(14) Includes 15,000 shares held in three separate trusts for the benefit of Phillip McWane's children. Mr. McMahon is the trustee for each of these trusts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On April 24, 1996, James A. Taylor, Chairman and Chief Executive Officer of ANB, resigned from the Board of Directors of ANB effective April 30, 1996. In connection with Mr. Taylor's resignation. Mr. Taylor and his wife, Martha W. Taylor, who served as Secretary of ANB, agreed to terminate their respective employment agreements in consideration of a lump sum payment of approximately $900,000, substantially all of which was financed by a loan from an independent bank. As partial consideration of such payment, Mr. Taylor agreed to provide consulting services to ANB through April 30, 1998. In addition to the lump sum payment, ANB agreed to continue certain benefits currently available to Mr. Taylor under the Taylor Agreement. Until Mr. Taylor reaches the age of 65, ANB will pay the premiums on certain life and disability insurance policies on the life of Mr. Taylor (See Note 3 to the Summary Compensation Table); will provide Mr. Taylor medical, life and disability insurance comparable to ANB's current group policies, so long as the annual cost of such coverage does not exceed the cost for such coverage in the twelve (12) months preceding March 31, 1996; and will continue Mr. Taylor's medical reimbursement plan maintained by the First National Bank of Ashland (subject to an annual cap of $14,000 per year). ANB further agreed to cause certain of its subsidiary banks to pay Mr. Taylor his deferred compensation (see Note 4 to the Summary Compensation Table) and to continue its obligation to register the ANB Common Stock owned by Mr. Taylor under certain circumstances. The payments made under the settlement agreements with Mr. and Mrs. Taylor are in lieu of all severance compensation provided under their respective employment agreements.

        NBC's main office is occupied under a lease with an affiliated party, Woodward Properties, of which (i) Mr. James R. McWane, (ii) Mr. McMahon and
(iii) a family partnership, of which Mr. and Mrs. McMahon have beneficial ownership, are partners. NBC has leased 61,846 square feet at an annual rental rate of $15.00 per square foot through the year 2013, subject to adjustment based on the Consumer Price Index. ANB believes this lease represents an arms-length rate and terms for comparable space in the Birmingham market.

         ANB and the Banks have and expect to continue to have banking and other transactions in the ordinary course of business with directors and executive officers of ANB and their affiliates, including members of their families or corporations, partnerships or other organizations in which such directors or executive officers have a controlling interest, on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to ANB and the Banks. Each of the Banks is subject to limits on the aggregate amount it can lend to the Bank's and ANB's directors and officers as a group. This limit is currently equal to two times the applicable entity's unimpaired capital and surplus. Loans to individual directors and officers must also comply with the bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.

                           INDEPENDENT ACCOUNTANTS

         On April 25, 1996, the Board of Directors of ANB, upon the recommendation of its Audit Committee, approved the engagement of Coopers & Lybrand LLP as its independent auditors for the year ending December 31, 1996. Coopers & Lybrand LLP had served as the independent auditors for ANB's predecessor, NCC and its subsidiaries, for each of the years ended December 31, 1994, 1993, 1992 and 1991, and was serving as the independent auditor of NCC in 1995, when their engagement ended on the effective date of the Merger.

         ANB had engaged Ernst & Young LLP as its independent auditors for the years ended December 31, 1995, 1994 and 1993. Ernst & Young LLP expressed its unqualified opinion as to the consolidated financial statements of ANB and its subsidiaries for each of those years in its report dated February 29, 1996.

         Because the Merger resulted in a change of control, the consolidated financial statements of the Registrant for the years prior to 1996 include only the results of operations of NCC. Accordingly, the report of Ernst & Young LLP, dated February 29, 1996, with respect to ANB's consolidated financial statements referenced the unqualified opinion of Coopers & Lybrand LLP, dated January 27, 1995, with respect to the consolidated statement of condition of ANB (formerly reported as NCC) for the year ended December 31, 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years ended December 31, 1994.

         There were no disagreements during 1995 or 1994 between ANB and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in its report.

         ANB retained Ernst & Young LLP to audit the separate 1996 financial statements of ANB's wholly-owned subsidiary, NBC Securities, Inc., a registered broker-dealer.

                                OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors of ANB does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

                      DEADLINE FOR SHAREHOLDER PROPOSALS

         If any Stockholder wishes to present a proposal for action at the 1998 Annual Meeting of the Stockholders, the Stockholder must comply with applicable Securities and Exchange Commission Regulations, including adequate notice to ANB. Any proposal must be submitted in writing not later than November 30, 1997 by Certified Mail - Return Receipt Requested to Alabama National BanCorporation,
Attention: John H. Holcomb, III, 1927 First Avenue North, Birmingham, Alabama 35203.

A COPY OF ANB'S 1996 ANNUAL REPORT TO STOCKHOLDERS WHICH INCLUDES ANB'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS ENCLOSED WITH THIS PROXY STATEMENT. IF SUCH ANNUAL REPORT IS NOT SO INCLUDED, PLEASE ADDRESS NOTIFICATION TO ALABAMA NATIONAL BANCORPORATION, ATTENTION: JUDY LAWLEY, 1927 FIRST AVENUE NORTH, BIRMINGHAM, ALABAMA 35203.

                                                                APPENDIX

                               REVOCABLE PROXY
                       ALABAMA NATIONAL BANCORPORATION
                           1927 FIRST AVENUE NORTH
                          BIRMINGHAM, ALABAMA 35203


        This Proxy is solicited on behalf of the Board of Directors of Alabama National BanCorporation ("ANB") for use only at the Annual Meeting of Stockholders to be held on April 24, 1997, and at any postponement or adjournments thereof (the "Annual Meeting").

        The undersigned, being a Stockholder of ANB, hereby appoints John H. Holcomb, III and Victor E. Nichol, Jr., and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions:

1. To elect 11 directors to serve on the ANB Board of Directors until the next annual meeting and their successors are duly elected and qualified.

        [ ]     FOR All Nominees (Other than as Struck Below)

        [ ]     WITHHOLD AUTHORITY To Vote For All Nominees Listed

NOTE: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

T. Morris Hackney; John H. Holcomb, III; John D. Johns; C. Phillip McWane; William D. Montgomery, Drayton Nabors, Jr.; Victor E. Nichol, Jr.; G. Ruffner Page, Jr.; W. Stancil Starnes; Ronald W. Orso, M.D.; and John J. McMahon, Jr.

2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        THIS INSTRUCTION CARD IS CONTINUED ON THE RESERVE SIDE.
         PLEASE SIGN ON THE RESERVE SIDE AND RETURN PROMPTLY.

        The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth above, and intends that this Proxy shall be effective at the Annual Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to ANB, or its agent, AmSouth Bank of Alabama, prior to the date of the Annual Meeting, or by attendance at the Annual Meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR all director nominees.

                                PLEASE SIGN EXACTLY AS NAME APPEARS BELOW

                                DATED:                            , 1997.
                                       ---------------------------

                                ----------------------------------------
                                Signature

                                ----------------------------------------
                                Signature

                                NOTE: Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.